Exhibit 99.1

January 12, 2015

Dear Shareholders:

The Board of Directors of Wilson Bank Holding Company would like to share our record results of 2014 with you. The 27th year of operation set a record in earnings as our net income was $20.776 million, which is an increase of $4.9 million, or 31%, over 2013.

In 2014 our loan loss accrual was $1.6 million less than 2013 due to the improvement in the economy. The Company’s return on average assets was 1.15% compared to .93% in 2013. The bank’s total assets as of December 31, 2014 were $1.873 billion which is an increase of $124 million, or 7.1%, for the year.

The year 2014 was a year to remember as we opened our new Donelson Office, obtained regulatory approval to establish an office in Cookeville, purchased land in Cookeville for a permanent office location, received a Five-Star rating from Bauer Financial, announced an executive management succession plan, added a new board member and completed plans to change the name of all our offices to Wilson Bank & Trust in February of this year.

We are extremely excited about 2015 as we seek to take advantage of great opportunities in the eight counties we serve. The size of our bank coupled with our technology products and an improving economy should allow our 420 professional bankers operating out of 26 locations to have continued success in 2015. We will open our new Cookeville office at a temporary location on January 29, 2015.

The Board of Directors has declared a $.30 per share dividend to shareholders of record as of January 1, 2015. The current market price of your investment is $47.75 per share.

In closing, we deeply thank you for investing in Wilson Bank Holding Company. We are very committed to making your investment the best possible. We welcome your referrals of business and thank you for your continued support.

Sincerely,

WILSON BANK HOLDING COMPANY

Randall Clemons	John B. Freeman
President/CEO	Chairman